As filed with the Securities and Exchange Commission on January 28, 2026

Registration Nos. 333-257006

333-277383

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-257006

FORM S-3 REGISTRATION STATEMENT NO. 333-277383

UNDER

THE SECURITIES ACT OF 1933

PLYMOUTH INDUSTRIAL REIT, INC.

(PIR Industrial REIT LLC as successor by merger to Plymouth Industrial REIT, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	27-5466153
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

PLYMOUTH INDUSTRIAL OP, LP

(PIR Industrial OP LLC as successor by merger to Plymouth Industrial OP, LP)

(Exact name of registrant as specified in its charter)

Maryland	45-2643280
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

c/o Makarora Investments LLC

60 Charlton Street, 6th Floor

New York, NY 10014

(Address of Principal Executive Offices) (Zip Code)

Scott Dunn

c/o Makarora Investments LLC

60 Charlton Street, 6th Floor

New York, NY 10014

(Name and address of agent for service)

(646) 347-1920

(Telephone number, including area code, of agent for service)

Copies to:

Joseph A. Herz

Win Rutherfurd

Greenberg Traurig, LLP

One Vanderbilt Avenue

New York, NY 10017

(212) 801-9200

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Plymouth Industrial REIT, Inc.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Plymouth Industrial OP, LP

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by each of Plymouth Industrial REIT, Inc., a Maryland corporation (the “Company”), and Plymouth Industrial OP, LP, a Delaware limited partnership (the “Operating Partnership” and, together with the Company, the “Registrants”), with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

1.

Registration Statement on Form S-3 (No. 333-257006) filed with the SEC on June 11, 2021, which registered up to $750,000,000 of common stock, preferred stock, depositary shares, warrants, rights, and guarantees of debt securities of the Company and debt securities of the Operating Partnership; and

2.

Registration Statement on Form S-3ASR (No. 333-277383) filed with the SEC on February 27, 2024, which registered up to $750,000,000 of common stock, preferred stock, depositary shares, warrants, rights, and guarantees of debt securities of the Company and debt securities of the Operating Partnership.

On January 27, 2026, pursuant to its previously announced Agreement and Plan of Merger, dated as of October 24, 2025, by and among the Company, Operating Partnership, PIR Ventures LP, a Delaware limited partnership (“Parent”), PIR Industrial REIT LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“REIT Merger Sub”), and PIR Industrial OP LLC, a Delaware limited liability company and wholly-owned by REIT Merger Sub (“OP Merger Sub”), (i) the Operating Partnership merged with and into OP Merger Sub, with OP Merger Sub surviving as a wholly-owned subsidiary of REIT Merger Sub and (ii) the Company merged with and into REIT Merger Sub, with REIT Merger Sub surviving as a wholly-owned subsidiary of Parent (collectively, the “Mergers”).

As a result of the Mergers, the Registrants have terminated any and all offerings of their securities pursuant to the Registration Statements. Accordingly, the Registrants hereby terminate the effectiveness of each Registration Statement and, in accordance with the undertakings made by the Registrants in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offerings, the Registrants hereby remove from registration all securities that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused each of these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 28, 2026.

PIR INDUSTRIAL REIT LLC (as successor by merger to Plymouth Industrial REIT, Inc.)

By:	/s/ Scott Dunn
	Name:	Scott Dunn
	Title:	Director

PIR INDUSTRIAL OP LLC (as successor by merger to Plymouth Industrial OP, LP.)

By:	/s/ Scott Dunn
	Name:	Scott Dunn
	Title:	Director

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.